Exhibit 21

SUBSIDIARIES OF HEXCEL CORPORATION

DOMESTIC:

1.	ACM Holdings LLC (Delaware)
2.	Hexcel Foundation (California)
3.	Hexcel LLC (Delaware)
4.	Hexcel Pottsville Corporation (Delaware)
5.	Hexcel Reinforcements Corp. (Delaware)
6.	Hexcel Reinforcements Holding Corp. (Delaware)

FOREIGN:
1.	Formax (UK) Limited (UK)
2.	Hexcel Asia Pacific Trading Limited (Hong Kong)
3.	Hexcel-China Holdings Corp. (Mauritius)
4.	Hexcel Composites GmbH (Austria)
5.	Hexcel Composites GmbH (Germany)
6.	Hexcel Composites GmbH & Co. KG (Austria)
7.	Hexcel Composites Limited (UK)
8.	Hexcel Composites SARLAU (Morocco)
9.	Hexcel Composites SASU (France)
10.	Hexcel Composites Sdn. Bhd. (Malaysia)
11.	Hexcel Composites S.L. (Spain)
12.	Hexcel Composites S.P.R.L. (Belgium)
13.	Hexcel Composites S.r.l. (Italy)
14.	Hexcel Europe Limited (UK)
15.	Hexcel Fibers SASU (France)
16.	Hexcel Fibers S.L. (Spain)
17.	Hexcel Financing Luxembourg S.à.r.l. (Luxembourg)
18.	Hexcel Holding GmbH (Austria)
19 20.	Hexcel Holding Spain, S.L. (Spain) Hexcel Holdings Hong Kong Limited (Hong Kong)
21.	Hexcel Holdings Luxembourg S.à.r.l. (Luxembourg)
22.	Hexcel Holdings SASU (France)
23.	Hexcel Holdings (UK) Limited (UK)
24.	Hexcel Ireland Limited (Ireland)
25.	Hexcel Japan K. K. (Japan)
26.	Hexcel LLC Luxembourg SCS (Luxembourg)
27.	Hexcel Overseas (UK)
28.	Hexcel Reinforcements Holding Corp. Luxembourg SCS (Luxembourg)
29.	Hexcel Reinforcements SASU (France)
30.	Hexcel Research Limited (UK)
31.	Hexcel (Tianjin) Asia Trading Co. Ltd. (China)
32.	Hexcel (Tianjin) Composites Material Co., Ltd. (China)
33.	Hexcel (U.K.) Limited (UK)
34.	Société de Technologies Appliquées aux Matériaux EURL (France)